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                                                                    EXHIBIT 99.1


                         RELEASED AT 4:21 P.M. EST ON TUESDAY, NOVEMBER 27, 2001

ENCORE ACQUISITION COMPANY ANNOUNCES CHANGES TO BOARD OF DIRECTORS

FORT WORTH, Texas - November 27, 2001 - Encore Acquisition Company ("Encore") (NYSE: EAC) announced that as of November 30, 2001, Kenneth Hersh, a Managing Partner at Natural Gas Partners, will resign from the Board of Directors of Encore.

Jon Brumley, Chairman, President and CEO, stated, "Ken has been an excellent Board member of Encore. We have worked together in various capacities for over six years, and they have been very valuable and rewarding years. He will be missed."

Mr. Hersh stated, "I have enjoyed serving on Encore's Board and have enjoyed being part of the company's formation. Encore is an outstanding company that has now become quite well established in a relatively short time. At present, I simply have to look at priorities within my own business and believe that it is now time to focus on our earlier-stage portfolio companies."

The Board has elected Jon S. Brumley, Executive Vice President of Business Development, to replace Mr. Hersh.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma and the Powder River Basin of Montana.


Contact:     Morris B. Smith                      John H. Selzer
             Executive Vice President and CFO     Director of Financial Services
             817-339-0908                         817-339-0911